Exhibit 10.24

PRODUCT MANUFACTURING AGREEMENT

BETWEEN

Supermicro Computer Inc.

980 Rock Ave., San Jose,

CA 95131, U.S.A.

AND

ABLECOM Technology Inc.

5th Floor, No. 228, Liang-Chen Rd.,

Chung-Ho City, Taipei County,

235 Taiwan, R. O. C.

(January 8, 2007)

SUPERMICRO COMPUTER INC.

PRODUCT MANUFACTURING AGREEMENT

This Product manufacturing Agreement (“Agreement”), made and entered into on January 8, 2007 (“Effective Date”), by and between Supermicro Computer Inc., a corporation organized and existing under the laws of United States of American and having its principal place of business at 980 Rock Ave., San Jose, CA95131 (hereinafter referred to as “SMC”) and ABLECOM Technology Inc., a corporation organized and existing under the laws of Taiwan, R. O. C., and having its principal place of business at 5th Floor, No. 228, Lian-Cheng Rd., Chung-Ho City, Taipei County, 235 Taiwan, R. O. C. (hereinafter referred to as “ABLECOM”)

The parties agree as follows:

1. DEFINITIONS:

1. Product: means the Products developed under the Product Development Agreement(s) now existing and hereafter executed by the parties.

2. Forecast: means SMC’s estimate of the future demand of Products.

3. Drop-shipment: means shipments dispatched directly to SMC’s customer upon SMC’s request.

4. Safety Stock: means the extra inventory kept on hand by ABLECOM to protect against out-of-stock conditions due to unexpected demand and delays in delivery by ABLECOM.

5. PO: means SMC’s purchase order or other ordering document.

6. Rush Order: means SMC’s orders, acknowledged by both parties, in which the period between the time such order was placed and the specified delivery date is shorter than standard lead-time for the ordered products.

7. FOB destination: means ABLECOM is responsible for insurance and other costs excluding freight until the goods are delivered to the destination specified in the PO. Title and risk of loss pass to SMC upon delivery of goods to the destination specified in the PO. SMC is responsible for freight costs only.

8. A/R: means accounts receivable.

9. A/R-Claiming invoice: means ABLECOM invoices claiming payments for Products sold to SMC under this Agreement.

10. On-Time Delivery: means delivery of the Product by ABLECOM on the date specified in SMC’s PO.

11. ECO: means engineering change order issued by SMC to ABLECOM after product release.

12. ECN: means engineering change notice issued by SMC to ABLECOM before product release.

13. ECR: means engineering change request provided by ABLECOM to SMC in response to an ECO or ECN.

14. BOM: means bills of materials.

15. Short-shipment: means the delivery by ABLECOM of a shipment of Product to SMC or SMC’s customer where the physical quantity of Products in such shipment is less than the invoiced unit quantity of Products, as determined by SMC or SMC’s customer (as applicable) upon receipt of the Product shipment at the applicable delivery location.

16. Missing Unit: means products that are lost during transportation from ABLECOM shipping point to SMC’s warehouse.

17. RMA: means return material authorization.

18. NFF: means no fault found on the returning shipments from SMC or its customers.

19. NDA: means non-disclosure agreement.

20. Standard Production Procedure: means procedure adopted by ABLECOM in consultation with SMC that ABLECOM will follow in manufacturing and producing Products for SMC hereunder.

21. Product Testing Procedure: means procedure adopted by ABLECOM in consultation with SMC that ABLECOM will follow to determine if Products meet the requirements of the specifications.

22. Quality Control Procedure: means procedure adopted by ABLECOM in consultation with SMC that ABLECOM will follow to control and maintain the quality of products manufactured and produced for SMC hereunder.

23. Product Development Agreement: means those certain separate Product-specific product development agreements entered into by and between ABLECOM and SMC from time to time, a sample of which is attached hereto as Attachment B.

24. Specifications: means the Product specifications set forth in the specific Product Development Agreement.

25. MP: means Mass production.

26. Vendor List: means a list of vendors approved by SMC for the supply of different components.

27. Critical Components: mean components in power supply, fan, and LED control board.

2. AGREEMENT DURATION, WORK, LICENSE

2.1 AGREEMENT DURATION: The term of this Agreement shall begin on the Effective Date and shall continue thereafter for a period of one (1) year unless earlier terminated as set forth in this Agreement (the “Initial Term”). The terms of this Agreement shall automatically renew for additional one (1) year periods (each, a “Renewal Term”), unless (i) SMC notifies ABLECOM of its intent not to renew the Agreement at least three (3) months prior to the expiration of the then-current term, or (ii) ABLECOM notifies SMC of its intent not to renew the Agreement at least six (6) months prior to the expiration of the then-current term, or other time frame as may be mutually agreed upon by the parties in writing. The Initial Term and any Renewal Terms shall collectively be referred to herein as the “Term.”

2.2 WORK: ABLECOM agrees to manufacture the Products pursuant to PO’s or changes thereto issued by SMC and accepted by ABLECOM. ABLECOM shall be responsible for procuring components, materials, equipments and other supplies, and to manufacture, assemble, test and deliver Products pursuant to Specifications, workmanship standards and quality requirements for each Product as provided to ABLECOM by SMC. Upon mutual agreement, SMC shall have the option to provide components required for the manufacture, assembly, testing, and delivery of the Products by ABLECOM. The Specifications of each Product are listed in the applicable Product Development Agreement and may include, but are not limited to, BOM, assembly drawings, process documentation, test specifications, current revision number, and approved Vendor List.

2.3 LICENSE: SMC grants ABLECOM a limited, personal, revocable, non-exclusive, non-transferable, non-sublicensable license during the term of this Agreement to use the relevant SMC patents, trade secrets and other intellectual property solely in connection with and to the extent required to manufacture the Products and carry out ABLECOM’s obligations under this Agreement.

2.4 MANUFACTURING: SMC agrees that, during the Term, it shall not directly contract with any third party for the manufacturing of the Product; provided, however, that the foregoing restriction shall terminate if (i) Ablecom is unable or unwilling to manufacture the product for any reason at any time during the Term, (ii) Ablecom increases its manufacturing, production and/or development fees by more than a percentage as agreed upon between the parties under any particular Product Development, Production, and Service Agreement on an annual basis during the Term, or (iii) Ablecom does not deliver the Product to SMC in accordance with the milestone schedule included in the Development Plan or other delivery schedule as mutually agreed upon by the parties in writing.

2.5 NON-DISCLOSURE AGREEMENT: ABLECOM shall sign an NDA (attached as Attachment A) and agrees to abide by the conditions and terms specified in the NDA.

2.5 SUPPORTING DOCUMENTS: SMC will provide the BOM to the ABLECOM. ABLECOM will be responsible for providing proposed Standard Production Procedure, Product Testing Procedure, and Quality Control Procedure.

3. PRICING

3.1 QUOTATIONS: ABLECOM shall furnish quotations to SMC within 24 hours after ABLECOM’s receipt of the BOM from SMC. Such quotations shall list separately price for the units.

3.2 PRICE: The prices to be paid by SMC to ABLECOM for each unit of Products delivered by ABLECOM hereunder shall be individually negotiated between ABLECOM and SMC based on the quotations provided by ABLECOM on a quarterly basis. Once a price for a particular Product has been agreed upon in writing by the parties, the agreed-upon price may not be increased during the quarter unless otherwise agreed in writing by the parties as set forth in this Agreement. All prices for Products shall be in US dollars. ABLECOM shall publish a current price list quarterly for Products for SMC’s later reference.

4. PRICE ADJUSTMENT

4.1 PRICE LIST: Prices specified in all price lists agreed upon between the parties are firm and may not be increased by ABLECOM without SMC’s prior written approval. ABLECOM agrees to make best efforts to reduce cost on a continuing basis to make the price more competitive than market price. ABLECOM shall direct its cost reduction in the areas of (i) material cost reduction, (ii) manufacturing process yield improvement, and (ii) other cost reductions. ABLECOM shall pass the cost reduction to SMC in the form of a “Price Reduction” whenever there is a decrease in manufacturing costs. Price Reduction shall apply to Products identified in any POs existing on or after the effective date of such price decrease. Price increase shall not be binding on SMC unless such increase is caused by an increase of more than five percent (5%) in manufacturing costs in any given quarter and the following is met. ABLECOM shall notify SMC of such increase and the parties shall negotiate in good faith any related increase in the price for affected Products, provided, however, that any price increase approved by SMC shall not apply to products identified in any POs existing on or before the effective date of such approved price increase.

4.2 ALTERATION IN PROCEDURES AND SUBSTITUTION OF MATERIALS; PRICE CHANGES: ABLECOM shall strictly follow all procedures, including but not limited to Production Procedures, Testing Procedures, Quality Control Procedures, unless otherwise agreed to by SMC in writing. ABLECOM shall not make alterations to the aforementioned procedures. However, upon receiving SMC’s written request for alterations, ABLECOM shall adopt such alterations specified in the written request; provided, however, that ABLECOM may seek permission from SMC to not make alterations when such alteration will cause substantial and material increases in ABLECOM’s costs, in which case, upon prior written approval by SMC, SMC shall pay for reasonable expenses and cost increases related to such SMC-requested alterations. ABLECOM may not substitute parts or materials without SMC’s prior written approval. In the event of a decrease in ABLECOM’S production costs resulting from an alteration specified above, ABLECOM shall reduce SMC’s fees commensurate with the resulting cost decrease.

4.3 CHANGE IN MARKET PRICE: Whenever there is a change in market price of the Products, the parties shall negotiate in good faith a mutually acceptable Price Reduction or price increase. Notwithstanding the foregoing, all price increases must be pre-approved by SMC in writing and shall not be applied to Products for which SMC has submitted to ABLECOM a PO on or before the effective date of any such approved price increase.

5. FORECASTS, ORDERS, MATERIAL PROCUREMENT

5.1 FORECAST: SMC shall provide a non-binding two-month rolling forecast to ABLECOM three (3) months prior to the purchase of raw material. For example, a forecast shall be provided in the beginning of July for October and November of that year.

5.2 PURCHASE ORDERS:

5.2.1 The parties agree that the terms and conditions contained in this Agreement shall prevail over any conflicting terms and conditions of any purchase order, acknowledgement form, invoice or any other instrument. The terms and conditions contained in ABLECOM’s acknowledgement form, invoice or any other instrument shall not be binding on SMC.

5.2.2 SMC shall issue PO’ from time to time during the Term, which POs shall include the following information:

1) PO Number;

2) PO entry date;

3) Description of the Products;

4) Quantity to be delivered;

5) Desired delivery dates; and

6) Purchase Prices

5.2.3 In the first week of every calendar month, SMC shall issue a PO to ABLECOM for the next two (2) months’ MP. For example, SMC will issue a PO for September’s MP in the first week of July. ABLECOM shall accept or reject each of SMC’s PO’s within two (2) working days after its receipt of the PO and shall notify SMC of the estimated time of arrival (“ETA”) for the Products ordered within five (5) working days. SMC’s PO will be deemed to be accepted by ABLECOM if ABLECOM does not respond within such two (2) working day period. If, within the two (2) working-day period, ABLECOM determines that it is unable to accept any of the conditions specified in the PO, ABLECOM shall notify SMC of the unacceptable condition(s) and reasons therefor, and provide alternative proposals to SMC in writing within the foregoing time frame. ABELCOM’s rejection is only valid if the reasons provided therefor are reasonably acceptable to SMC.

5.3 RUSH ORDER: In the event of urgent needs from the market, SMC may issue Rush Orders, the lead-time for which shall be acknowledged by both parties and accepted in writing by ABLECOM. SMC shall pay all relevant cost and expenses related to such Rush Orders that have been pre-approved in writing by SMC. No penalties shall be imposed on ABLECOM for delivery delays on such Rush Orders.

5.4 CHANGE ORDER: If needed, SMC may change or cancel an issued PO after receipt by ABLECOM. In the event that such change or cancellation results in a loss of raw material or additional charges to be incurred by ABLECOM, SMC shall pay all the relevant cost or expenses, including cost of material that cannot be reused or resold provided that SMC has pre-approved such cost or expenses in writing. The number of orders changed shall not exceed 10% of the total quantity purchased during the applicable month of the Term.

5.5 MATERIAL PROCUREMENT: PO’s issued by SMC in conformance with this Agreement shall constitute authorization for ABLECOM to procure, using standard purchasing practices, the components, subassemblies, materials and supplies necessary for the manufacture of the Products covered by such PO. ABLECOM shall ensure that all procurement materials conform to the Specifications. All Products produced by ABLECOM must be in full compliance with pre-approved instructions, specifications, procedures, and ECOs.

6. DELIVERY, CANCELLATION

6.1 DELIVERY: ABLECOM shall deliver all Products to the destination. Shipment destinations shall be determined by SMC and indicated on each PO. On-time delivery means ABLECOM delivers the Products to SMC or SMC’s customers no later than the fixed product lead-time (5 to 8 weeks based on product type) shown on SMC’s PO and accepted by ABLECOM via ABLECOM Sales Acknowledge, e-mail, fax or other written instruments. If ABLECOM changes the delivery date specified in SMC’s PO, SMC must first approve such changes before the changed delivery date becomes the on-time delivery date. ABLECOM will make up the short-shipment quantity by the next following shipment with FOC (free of charge) invoices as the original invoice shall not be revised.

6.2 DELIVERY DELAY: If ABLECOM delays delivery without SMC’s pre-approval, ABLECOM shall be responsible for a late delivery charge. Late delivery means ABLECOM delivers products to SMC later than the fixed product lead-time (5 to 8 weeks). This late delivery charge for each day shall equal 0.5% of the invoiced amount of the delayed shipment.

If a product is delivered to a designated location more than four (4) weeks late, SMC has the right to return said Products. ABLECOM shall issue SMC a refund or a credit against outstanding A/R Claiming Invoices for such late Product and ABLECOM shall bear all related costs, import duty excluded. The PO shall be considered cancelled and SMC shall be free from any liability due to such cancellation.

All Product delivered pursuant to the terms of this Agreement shall be properly and professionally packed. ABLECOM shall bear the cost of damages resulting from improper packaging or handling at the ABLECOM’s site.

6.3 MISSING UNITS: SMC shall inform ABLECOM of missing units, if any, within three (3) working days after shipments arrived at SMC’s warehouse.

6.4 CANCELLATION LIABILITY: In the event SMC cancels any orders, or portions thereof, SMC and ABLECOM agree to the following cancellation terms provided that SMC’s liability shall be limited to the Long Lead Time Components. If SMC cancels orders or portions thereof within two (2) weeks prior to the shipment date, SMC shall be liable for and agrees to pay the actual cost for obsolete materials if ABLECOM can not re-allocate those raw materials for other usage, provided the costs for such obsolete materials have been pre-approved by SMC in writing. Where SMC issues a Rush Order that is not included in the forecast, SMC shall pay the extra fee which SMC has reviewed and approved.

Completed Chassis Products

# weeks from the delivery	SMC cancellation liability
A. 1-5 weeks	SMC is liable for Material Cost
B. More than 5 weeks	SMC may cancel any orders scheduled without liability.

Raw Materials: Power supply and fan.

# weeks from the delivery	SMC cancellation liability
A. 1-8 weeks	SMC is liable for Material Cost
B. More than 8 weeks	SMC may cancel any orders scheduled, but remains liable for Critical Component costs.

7. INVOICES, TERMS OF TRADING AND TERMS OF PAYMENT

7.1 A/R Claiming Invoices: ABLECOM shall send invoices by post-mail for A/R claiming to SMC on every Friday of the month. The invoice shall also include freight charges from Taiwan, R. O. C. to the designated shipment location in SMC’s PO, which ABLECOM has paid on behalf of SMC. Invoices for each shipment shall include only items shipped on that particular shipment. Thereafter, SMC shall inform ABLECOM of any discrepancies, if any, within five (5) working days after receiving the A/R-Claiming Invoices, and SMC has no obligation to pay for any item until a correct invoice for the item in dispute is received at the “ship to” address shown on the face of the PO’s.

7.2 Terms of Trading: FOB destination in California, U.S.A. for regular shipments and FOB shipping point in Taiwan or China for drop-shipments.

7.3 Terms of Payment: Payments for all A/R Claiming Invoices shall be due within ninety (90) days after the Product is received by SMC at its location if no discrepancy is found. Notwithstanding the foregoing, payments for Drop Shipment line items in any A/R Claiming Invoices shall be due within forty-five (45) days after the Bill of Lading on-board date if no discrepancy is found.

7.4 In the event that too many over-due A/R by SMC becomes the reason for ABLECOM’s lack of cash flow for the purchase of raw materials for production of the Products which causes substantial delay in delivery of the Products, ABLECOM shall not be responsible for these kinds of faults and shall not and /or will not accept any penalty therefor.

8. ENGINEERING CHANGE ORDERS (“ECO”)

(a) SMC may request, in writing, that ABLECOM incorporates engineering changes into the Product and ABLECOM shall execute an ECO or an ECN accordingly. However, if such an ECO will incur additional cost, ABLECOM shall submit to SMC a written estimate that states the cost, time of implementation and the impact on the delivery schedule and pricing within three (3) working days after ABLECOM provides an ECR to SMC.

(b) ABLECOM shall carry out ECO or ECN immediately after receipt of ECR from SMC. Where ECO and ECN are issued under reasonable cost and arrangement, SMC shall be liable for all excess inventory provided that ABLECOM notifies SMC of such excess inventory within three (3) weeks of the ECR.

(c) If ABLECOM makes any change without an ECO or ECN from SMC, SMC has the right to reject the Product and ABLECOM will be liable for all costs and damages.

(d) If SMC requests that ABLECOM deliver the Products without any ECR, ECO or ECN, SMC shall be liable for and agree to pay all the costs and expenses, such as, but are not limited to, rework and transportation cost.

9. PRODUCT ACCEPTANCE; WARRANTIES

9.1 PRODUCT ACCEPTANCE: ABLECOM shall deliver all Products in conformance to the Specifications and must comply with all workmanship standards and quality requirements set forth by SMC. All non-conforming and defective products will be rejected. When a shipment of Product is rejected, ABLECOM will be liable for the following expenses:

(a) Administrative Fee for Refused Shipments: ABLECOM will be responsible for all expenses incurred for the shipment. SMC will charge ABLECOM 1% of the return shipment’s invoice amount as the administrative fee for arranging the shipment return.

(b) Penalty for Unauthorized Switch of Material or Vendor: ABLECOM shall be responsible for up to 10% of the shipment invoice amount to cover administrative costs by SMC for any non-conforming product shipments due to switch of components or use of vendors without SMC’s prior written authorization.

9.2 YIELD: All Products delivered by ABLECOM shall comply with the Incoming Quality Control (“IQC”) standard procedure at MIL-STD-105E acceptance rate. ABLECOM shall provide a root-cause analysis and an action plan to correct the problems for each problem case reported by SMC.

ABLECOM shall provide daily internal yield rate for each Product. Ablecom shall also provide a weekly yield data that includes details of specific component failures or process-related issues and corrective actions of the top three (3) problems for various manufacturing activities.

9.3 FAILURE: As SMC’s strategic partner, ABLECOM is expected to institute appropriate quality controls at the factory to prevent any defective Product from being shipped to SMC. SMC reserves the right to audit ABLECOM’s facilities, to conduct source inspections and/or to inspect Product at designated distribution or field repair centers. SMC may return defective Products, freight collect, after obtaining a return material authorization number from ABLECOM.

ABLECOM shall provide a failure analysis and a corrective action plan to SMC to prevent the reoccurrence of product failure.

9.4 WARRANTY: ABLECOM warrants that Product will conform to SMC Specifications and will be free from defects in workmanship for a period of thirty-six (36) months on power supply components (except PWS-0052, in which case the warranty period shall be 18 months), sixty (60) months for fan components, and fourteen (14) months for CDM & FLOPPY components. If any Product failure occurs during the warranty period, ABLECOM will promptly repair or replace the Product. ABLECOM will bear all costs of repairing defective Product under warranty. The freight cost shall be one-way prepaid by ABLECOM including shipments that are found to be NFF. ABLECOM further warrants that, except to the extent that the Specifications are contributed by SMC, the Products will be original works of ABLECOM and will not infringe any third parties’ intellectual property rights.

9.5 RETURN MATERIAL AUTHORIZATION (“RMA”) PROCEDURE:

ABLECOM USA Office personnel shall inspect the non-conforming or defective Product, identify the problem, and issue an RMA number within three (3) working days upon receipt of request by SMC. Such RMA request shall provide a correct Product description, part number, serial number, detailed quantities, and other related information.

9.5.1	Power Supply components: ABLECOM shall identify the problem and notify SMC of its decision to rework, replace or repair within forty-eight (48) hours from receipt of the non-conforming or defective power supply. ABLECOM shall complete rework, repair, or replacement and return the conforming power supply to SMC within 45 calendar days after receipt of the returned Products.

9.5.2	All other components: ABLECOM shall promptly repair or replace the defective Product and return conforming Product to SMC within thirty (30) calendar days after receipt of the returned Products.

9.5.3	Penalty for delay in rework, repair, or replacement: If ABLECOM fails to return the reworked, repaired or replaced Product to SMC within the time frame specified in Section 9.5, ABLECOM will provide SMC a 100% refund or a credit against outstanding A/R Claiming Invoices of the invoiced amount of the Product.

9.6 INTELLECTUAL PROPERTY RIGHTS: Ownership of intellectual property rights with respect to the Products delivered hereunder are set forth in the applicable Product Development Agreement.

9.7 CHARGES ON CONDITIONAL ACCEPTANCE: Under certain special circumstances, SMC may conditionally accept Products that do not conform to the Specifications. However, the conditional acceptance is subject entirely to SMC’s sole discretion. ABLECOM shall work promptly and closely with SMC to take all corrective action for the remedy on the non-conforming Products under conditionally accepted shipments. If SMC does not receive a satisfactory response from ABLECOM within three (3) days or an effective workaround solution from ABLECOM within seven (7) working days, SMC may act on ABLECOM’s behalf to execute action plans to seek a remedy at ABLECOM’s sole expense. ABLECOM shall be liable for all expenses incurred for the remedy of the conditionally-accepted shipment. These charges may include, but are not limited to materials and labor charges. An additional 10% will be added to the charges to compensate SMC for administrative costs.

10. SAFETY STOCK

10.1 FORECAST for Safety Stock: SMC shall provide ABLECOM with the quantity of desired Safety Stock in a two-month-rolling, binding forecast three (3) months prior to MP of the Product.

10.2 PROCEDURE for Safety Stock: The Safety Stock level shall be mutually agreed upon in writing by ABLECOM and SMC on a monthly basis. For every shipment, SMC shall issue a PO two (2) weeks prior to the shipment date as well as shipping instructions to ABLECOM. ABLECOM is responsible for providing weekly inventory reports to SMC. SMC shall be liable for any Safety Stock older than two (2) months and may direct any shipment of such Safety Stock to a location of its choice.

10.3 Once the production for Safety Stock has been completed, SMC shall purchase all such Safety Stock within two (2) months of the production completion date.

10.4 SHIPMENT TERMS: Shipping terms for Safety Stock is as set forth in Section 7.2 above.

10.5 PAYMENT TERMS FOR DROP-SHIPMENTS: Payment terms for Drop Shipments are as set forth in Section 7.3 above.

10.6 HANDLING CHARGE: ABLECOM shall charge SMC one percent (1%) as the handling charge for consigned parts or purchasing parts from SMC for manufacturing SMC Safety Stock.

11. PRODUCT END OF LIFE

SMC shall inform ABLECOM twelve (12) weeks in advance before the date SMC discontinues distribution and support of the Product (“End Of Life” or “EOL”). ABLECOM shall inform SMC of obsolete materials, if any, upon such EOL. If the EOL for a particular Product occurs within the twelve-week time period, then SMC shall pay ABLECOM for the actual cost of any obsolete material procured for production of the Product if ABLECOM is unable, after reasonable attempts, to re-allocate such obsolete materials for other uses.

12. INDEMNITY

ABLECOM shall indemnify, defend and hold SMC and its agents, consignees, employees and representatives harmless from and against all expenses, costs, charges, damages, claims, suits, losses, fines, penalties or liabilities (including lawyers’ fees) of every kind whatsoever by reason of, arising out of, or in any way connected with (i) accidents, occurrences, injuries or losses to or of any person or property including, without limitation thereto, loss of use of property, which may occur before or after delivery of the Products to SMC, upon or about or in any way due to or resulting from, in whole or in part, the sale, design, preparation, manufacture, fabrication, construction, completion, transportation, delivery, failure to deliver, and/or installation of the Products or (ii) infringement of third parties’ intellectual property rights provided that such infringement is caused by designs developed solely and independently by ABLECOM.

13. TERMINATION

Either party may terminate this Agreement upon written notice if the other party materially breaches this Agreement and fails to cure such breach within thirty (30) days after receiving written notice thereof from the non-breaching party.

Upon any expiration or termination of this Agreement: (i) each party shall return the other party’s Confidential Information; and (ii) ABLECOM shall provide SMC with all materials, processes, data, specifications, and other information related to the manufacture and research and development of the Products hereunder.

14. MISCELLANEOUS

14.1 CONFIDENTIALITY: All Confidential Information (as that term is defined in the NDA) disclosed by one party to the other party hereunder shall be governed by the terms of the NDA.

14.2 ENTIRE AGREEMENT: This Agreement constitutes the entire agreement between the parties with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings between the parties relating to such transactions. Both parties shall hold the existence and terms of this Agreement confidential, unless it obtains the other party express written consent otherwise.

14.3 ASSIGNMENT: Neither party shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party. Any attempted assignment without the other party’s consent shall be void and ineffective.

14.4 AMENDMENTS: This Agreement may be amended only by written consent of both parties.

14.5 INDEPENDENT CONTRACTOR: Neither party shall, for any purpose, be deemed to be an agent of the other party and the relationship between the parties shall only be that of independent contractors. Neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.

14.6 EXPENSES: In the event a dispute between the parties hereunder with respect to this Agreement must be resolved by litigation or other proceeding, the prevailing party shall be entitled to receive reimbursement for all associated reasonable attorneys fees from the other party.

14.7 GOVERNING LAW: This Agreement shall be governed by and construed under the laws of the State of California, excluding its choice of law principles. The parties consent to the exclusive jurisdiction of the state and Federal courts in Santa Clara County, California.

14.8 FORCE MAJEURE: In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to any Act of God, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, material unavailability, or any other cause beyond the reasonable control of the party invoking this section, and if such party shall have used its commercially reasonable efforts to mitigate its effects, such party shall give prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences. Regardless of the reason of the Force Majeure, if such party is not able to perform within ninety (90) days after such event, the other party may terminate the Agreement. Termination of this Agreement shall not affect the obligations of either party that exist as of the date of termination.

14.9 ARBITRATION: The parties shall settle any controversy arising out of this Agreement by arbitration in Santa Clara, California in accordance with the rules of the American Arbitration Association. A single arbitrator shall be agreed upon by the parties or, if the parties cannot agree upon an arbitrator within thirty (30) days, then the parties agree that a single arbitrator shall be appointed by the American Arbitration Association. The arbitrator may award attorneys’ fees and costs as part of the award. The award of the arbitrator shall be binding and may be entered as a judgment in any court of competent jurisdiction.

14.10 AMBIGUITIES: Each party has participated fully in the negotiation and review of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in interpreting this Agreement.

14.11 LIMITATION OF LIABILITIES: EXCEPT WITH RESPECT TO SECTIONS 9.4, 9.6, 12, AND 14.1 NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING LOST PROFITS, LOSS OF BUSINESS, OR OTHER ECONOMIC DAMAGE AS A RESULT OF BREACH OF ANY TERM OF THIS AGREEMENT.

14.12 SEVERABILITY: If any provision or part hereof shall be held to be invalid or unenforceable for any reason, then the meaning of such provision or part hereof shall be construed so as to render it enforceable to the extent feasible. If no feasible interpretation would save such provision or part hereof, it shall be severed, but without in any way affecting the remainder of such provision or any other provision contained herein, all of which shall continue in full force and effect unless such severance effects such a material change as to render the Agreement unreasonable.

14.13 SURVIVAL: Notwithstanding any expiration or termination of this Agreement, Sections 9.4, 9.6, 12, 13, and 14 shall remain in full force and effect.

15. ATTACHMENTS

Attachment A	Non-Disclosure Form
Attachment B	Product Development, Production and Service Agreement

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, and intending to be legally bound, the Parties hereto have caused this Agreement to be executed by their duly authorized representative as of the Effective Date.

SMC:	ABLECOM:

SUPER MICRO COMPUTER INC.	ABLECOM TECHNOLOGY

/s/ Howard Hideshima	/s/ Steve Liang
Signature	Signature

Name: Howard Hideshima	Name: Steve Liang

Title: CFO	Title: President

Date: 1/8/07	Date: Dec. 29, 2006

Attachment A

Non-Disclosure Agreement

Confidentiality and Non-Disclosure Agreement

This NON-DISCLOSURE AGREEMENT (“Agreement”) is made effective as of the 29th day of Dec. 2006, by and between SUPERMICRO Computer, Inc., a California Corporation, (“herein “SUPERMICRO”) and Ablecom Technology Inc. to assure the protection and preservation of the confidential, and/or proprietary nature of the information to be disclosed or made available between the parties in connection with certain negotiation, discussions, or manufacturing contracts.

WHEREAS, in order to pursue these negotiations, discussions, or manufacturing contracts, the parties have agreed to mutual disclosures of certain data and other information which are of a proprietary and confidential nature (as defined in Paragraph 3 below and referred to herein as “Confidential Information”).

NOW, THEREFORE, in reliance upon and consideration of the following undertakings, and for the other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Agreement hereby agree as follows:

Subject to the limitation set forth in Paragraph 5, Confidential Information shall be deemed to include any information, roadmap, schematic diagram, Gerber data, Bill of Material, process, technique, compound, library, method of synthesis, program, design, drawing, formula or test data relating to any research project, work in progress, development, engineering, manufacturing, marketing, servicing, financing or personal matter relating to the disclosing party, its present or future products, sales, suppliers, distributors, customers, employees, investors, or business, whether in oral, written, graphic, or electronic forms.

The term “Confidential Information” shall not be deemed to include information which, to the extent that the recipients of Confidential Information can establish by competent written proof:

a.	at the time of disclosure is in public domain;

b.	after disclosure, became part of the public domain by publication or otherwise, except by (i) breach of this Agreement by the recipient or (ii) disclosure by any person or affiliated company to whom Confidential Information was disclosed under this Agreement;

c.	was (i) in the recipient’s possession in documentary form at the time of disclosure by the disclosing party or (ii) subsequently and independently developed by the recipient’s employee who had no knowledge of or access to the Confidential Information;

d.	recipient shall receive from a third party who has the lawful right to disclose the Confidential Information and who shall not have obtained the Confidential Information either directly or indirectly from the disclosing party; or

e.	disclosure is required by law or regulation.

In the event the Confidential Information is required to be disclosed pursuant to subsection (e), the party required to make disclosure shall notify the other to allow the party to assert whatever exclusions or exemptions may be available to it under such law or regulation.

Each party shall maintain in trust and confidence and not to disclose to any third party or use for any unauthorized purpose any Confidential Information received from the other party. Each party may use such Confidential Information only for the purpose of engaging in discussions relating to a potential business relationship between the parties. The Confidential Information shall not be used for any purpose or in any manner that would constitute a violation of any laws or regulations, including, without limitation, the import or export control laws of the United States. No other rights or license to trademarks, inventions, copyrights, or patents are implied or granted under this Agreement. Confidential Information supplied shall not be reproduced in any form.

The responsibilities of the parties are limited to using their reasonable and best efforts to protect the Confidential Information from unauthorized use or disclosure. Both parties shall advise their employees or agents who might have access to such Confidential Information of the confidential nature thereof. No Confidential Information shall be disclosed to any officer, employee, or agent of either party who does not have a need to know for such information.

All Confidential Information (including copies thereof) shall remain the property of the disclosing party, and shall be returned to the disclosing party after the receiving party’s need has expired, or upon request of the disclosing party, and in any event, upon completion or termination of this Agreement.

This Agreement shall continue in full force and effect for so long as the parties continue to exchange Confidential Information. This Agreement may be terminated any time upon ten (10) days’ written notice to the other party. The termination of this Agreement shall not relieve either party of provisions hereof and shall survive the termination of this agreement for a period of seven (7) years from the date of such termination.

This agreement shall be governed by the laws of the State of California. Each party agrees to that the Confidential Information is subject to the export and customs laws and regulations of the United States and any other applicable country and shall not export, re-export or transship, directly or indirectly, such information to any country without first obtaining proper governmental approval.

Neither party shall reveal the fact that the Confidential Information has been disclosed pursuant to this Agreement. It is understood that disclosure pursuant to this Agreement is not a public disclosure or sale or offer for sale of any product.

This Agreement contains the entire agreement of the parties and may not be changed, modified, amended, or supplemented except by written instrument signed by both parties. The unenforceability of any provision on this Agreement shall not affect the enforceability of any other provision of this Agreement. Neither this Agreement nor the disclosure of any Confidential Information pursuant to this Agreement by any party shall restrict such party from disclosing any of its Confidential Information to any third party.

Each party hereby acknowledges and agrees that in the event of any breach of this Agreement by the party, including, without limitation, the actual or threatened disclosure of a disclosing party’s Confidential Information without the prior, written consent of the disclosing party, the disclosing party will suffer an irreparable injury, such that no remedy of law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, each party hereby agrees that the other party shall be entitled to specific performance of a receiving party’s obligations under this Agreement, as well as such further injunctive relief may be granted by a court of competent jurisdiction.

This Agreement shall remain in effect for a period no less than three years from the above date.

AGREED TO AS OF THE FIRST DATE ABOVE:

Super Micro Computer, Inc.		Company
Address
980 Rock Avenue
San Jose, CA 95131

Signed by:	/s/ Howard Hideshima	Signed by:	/s/ Steve Liang
Name:	Howard Hideshima	Name:	Steve Liang
Title:	CFO	Title:	President

Attachment B

Development, Production and Service Agreement

PRODUCT DEVELOPMENT,

PRODUCTION AND SERVICE AGREEMENT

THIS AGREEMENT is made and entered into effect on                      (Month)      (Day), 200   (the “Effective Date”), by and between Super Micro Computer, Inc. (“Supermicro”), a corporation duly organized and existing under the laws of California and Ablecom Technology. (“Ablecom”), a corporation duly organized and existing under the laws of Taiwan.

Recitals

1. Super Micro is engaging in the business of developing, producing and selling computer products, and

2. Ablecom has the expertise and facilities to undertake the tasks of producing computer products, and is willing to assist Supermicro, and

3. Super Micro wishes Ablecom to assist it in developing and producing                         .

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties hereby agree as follows:

1. Definitions.

1.1 “Improvements” shall mean any findings, discoveries, inventions, additions, modifications, derivative works, formulations, or changes made by either Supermicro or Ablecom during the term of this Agreement that relate to the Products.

1.2 “Intellectual Property Rights” shall mean copyright rights (including, without limitation, the exclusive right to use, reproduce, modify, distribute, publicly display and publicly perform the copyrighted work), trademark rights (including, without limitation, trade names, trademarks, service marks, and trade dress), patent rights (including, without limitation, the exclusive right to make, use and sell), trade secrets, moral rights, right of publicity, right of privacy, authors’ rights, contract and licensing rights, goodwill and all other intellectual property rights as may exist now and/or hereafter come into existence and all renewals and extensions thereof, regardless of whether such rights arise under the law of the United States or any other state, country or jurisdiction.

1.3 “Know-How” shall mean any and all technical information presently available or generated during the term of this Agreement that relates to the Product or Improvements and shall include, without limitation, all manufacturing data, manufacturing process information, and any other information relating to Product or Improvements and useful for the development, manufacture, or effectiveness of Product.

1.4 “Product” shall mean Supermicro products developed pursuant to this Agreement. A separate Product Description and Product Specifications listed in the form of Addendum A and a detailed Product Commitment listed in the form of Addendum C attached hereto shall be prepared for each such Product.

1.5 “Pilot Run” shall mean the manufacturing by Ablecom and the selling by Supermicro to Supermicro customers a quantity of Products to test the Tooling.

1.6 “Specifications” shall mean the written documents, mechanical drawings, fax, or email related to Products confirmed by Supermicro and Ablecom. A separate Product Description and Product Specifications substantially in the form of Addendum A attached hereto shall be prepared for each such Product.

1.7 “Technology” shall mean, collectively, the Improvements, Know-How, Product, Tooling and all Intellectual Property Rights related thereto.

1.8 “Tooling” shall mean the masks, layout, tooling and other physical materials generated by or for Supermicro for the Products that are based on the Specifications.

2. Development Activities, Production and Engineering Support; Product Sales Commitment.

2.1 Development. Ablecom shall develop the Products based on the Specifications in accordance with the milestone schedule and other terms and conditions set forth in as the attached Addendum A (the “Development Plan”).

2.2 No Defects. Ablecom shall develop the Products such that they shall be completely free of defects and shall be subject to the satisfaction of Supermicro. In the event that Supermicro is not satisfied with any aspect of the design of Products, Ablecom shall be obligated to remedy any defects to the satisfaction of Supermicro.

2.3 Service Support. After the completion of Product development, Ablecom agrees to provide Supermicro with full support requested by Supermicro in connection with Supermicro sales of the Products.

2.4 Manufacturing and Production.

2.4.1 Product Manufacturing Agreement. Terms and conditions related to manufacturing and production of the Product by Ablecom, including, without limitation, delivery terms, product fees and shipping fees, are set forth in a separate product manufacturing agreement executed by and between Supermicro and Ablecom as of January 8, 2007 (the “Product Manufacturing Agreement”).

2.4.2 Manufacturing. Supermicro agrees that, during the Term, it shall not directly contract with any third party for the manufacturing of the Product; provided, however, that the foregoing restriction shall terminate if (i) Ablecom is unable or unwilling to manufacture the product for any reason at any time during the Term, (ii) Ablecom increases its manufacturing, production and/or development fees by more than [#] percent (#%) on an annual basis during the Term, or (iii) Ablecom does not deliver the Product to Supermicro in accordance with the milestone schedule included in the Development Plan or other delivery schedule as mutually agreed upon by the parties in writing.

2.5 Development Fee Supermicro shall pay Ablecom the per unit fees set forth in Addendum B to reimburse Ablecom for the cost of research and development supplies and the costs of overhead and services (the “Development Fee”). If Supermicro determines that the Product does not meet the specifications, Ablecom shall perform work necessary to make the Product meet the specifications at no additional charge to Supermicro.

2.6. Product Sales Commitment. During the Term, Supermicro shall sell a minimum quantity of the Product as set forth in Addendum C attached hereto within the timeframe set forth therein [the “Minimum Sales Volume”).

3. Ownership of Technology and Tooling; License to the Tooling.

3.1 Ownership of Technology Ablecom agrees that, subject to the terms of Addendum C with respect to the Tooling, any and all Technology, including, without limitation, the Intellectual Property Rights related thereto, developed by Ablecom pursuant to this Agreement shall be the sole and exclusive property of Supermicro

3.2 Assignment. Ablecom hereby does and will assign to Supermicro or Supermicro’s designee all of Ablecom’s right, title and interest in and to any and all Technology, all Intellectual Property Rights related thereto, and all associated records. To the extent any of the rights, title and interest in and to Technology cannot be assigned by Ablecom to Supermicro, Ablecom hereby grants to Supermicro an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest.

4. Warranties.

4.1 Original Works. Ablecom represents and warrants that, except to the extent that the Specifications are contributed by Supermicro, the Products will be original works of Ablecom, except for material in the public domain. The execution, delivery and performance of this Agreement will not violate any agreement between Ablecom and a third party. No patent will be infringed by the Product, and Ablecom will promptly notify Supermicro of any possible infringement upon such patent committed by any party.

4.2 No Defects. Ablecom warrants that the Products will operate in all material respects in accordance with the Specifications and will be free of defects in design for a period of six (6) months after the acceptance of the designs by Supermicro. If Supermicro should determine at any time within the warranty period that these materials do not operate in accordance with the Specifications, Supermicro shall notify Ablecom of the problem in writing, and Ablecom will promptly take at its expense all reasonable steps to correct the problem.

4.3 Indemnity. Ablecom will indemnify, defend and hold Supermicro harmless from any claims, losses, damages or expenses, including attorney’s fees, arising out of any breach of the representations and warranties in this Section 4.

4.4 No Infringement. Ablecom will not develop, manufacture, license, market or otherwise use or disclose the Product, Improvements, Know-How, Specifications or other designs or any intellectual property developed for Supermicro under this Agreement.

5. Confidential Information. Each of the parties acknowledges that certain information that it (“Receiving Party”) receives from the other (“Disclosing Party”) may be confidential information of the Disclosing Party and agrees:

5.1 “Confidential Information” means information disclosed to the Receiving Party by the Disclosing Party in writing and marked as Confidential or Proprietary or, if disclosed orally, confirmed in writing, marked as Confidential or Proprietary within ten (10) working days after such oral disclosure.

5.2 Confidential Information does not include any information to the extent that such information (a) is presently, or subsequently becomes, generally available to the public without a wrongful act of the Receiving Party; (b) is information which the Disclosing Party agrees in writing may be disclosed without restriction; (c) is already known to the Receiving Party; (d) is developed independently by the Receiving Party; (e) is furnished by the Disclosing Party to a third party without restriction on disclosure; or (f) is disclosed pursuant to a court order.

5.3 That it will take all reasonable steps to preserve the confidentiality of any Confidential Information, including only disclosing it to those employees to who it is necessary or appropriate and who have signed an agreement by which he or she is bound to observe confidentiality as provided herein.

6. Notices. All notices hereunder shall be in writing and shall be mailed by Certified Mail or e-mail, return receipt or e-mail requested, addressed to the respective party at its last known address. Such notices shall be effective five days after mailing for Certified Mail or two (2) working days of e-mail.

7. Term and Termination.

7.1 Term. This Agreement will be binding on the parties hereto as of Effective Date hereof and will continue in full force and effect thereafter unless sooner terminated by exercise by a party of its rights under this Section 8.

7.2 Termination by Supermicro. Supermicro may terminate this Agreement at any time upon 30 days written or email notice to Ablecom.

7.3 Termination for Default. If either party breaches this Agreement or becomes in default of any of its provisions in any material respect, and such breach or default shall not have been corrected within thirty (30) days of receipt of written or email notice of such breach or default, then the party not in default shall be entitled to terminate this Agreement immediately upon notice to the other party.

7.4 Survival. The parties agree that their respective obligations pursuant to Sections 4, 5, 6, 7, 8 and 12-15 hereof will survive a termination for any reason.

8. Arbitration. The parties shall settle any controversy arising out of this Agreement by arbitration in Alameda, California in accordance with the rules of the American Arbitration Association. A single arbitrator shall be agreed upon by the parties or, if the parties cannot agree upon an arbitrator within thirty (30) days, then the parties agree that a single arbitrator shall be appointed by the American Arbitration Association. The arbitrator may award attorneys’ fees and costs as part of the award. The award of the arbitrator shall be binding and may be entered as a judgment in any court of competent jurisdiction.

9. Force Majeure. If the performance of this Agreement or any obligations hereunder is prevented, restricted or interfered with by reason of fire or other casualty or accident, strikes or labor disputes, war or other violence, any law, order, proclamation, regulations, ordinance, demand or requirement of any government agency, failure of any supplier or subcontractor or any other act or condition beyond the reasonable control of the parties hereto, the party so affected upon giving prompt notice to the other parties will be excused from such performance during such prevention, restriction or interference.

10. Nature of Relationship. Ablecom is an independent party acting in the ordinary course of business and does not have the authority to negotiate or concluded contracts in the name of the Supermicro nor does it, or will it, have a stock of merchandise belonging to the Supermicro from which orders will be filled. Ablecom is not authorized to enter into or execute any contract, order or other commitment, or otherwise obligate Supermicro in any manner, without prior approval in writing, nor shall Ablecom take any action which has the effect of creating the appearance of its having such authority. Nothing in this Agreement shall be deemed to establish or otherwise create a relationship of partners, principal and agent, employer and employee, or otherwise between Supermicro and Ablecom.

11. Withholding Taxes. Any withholding taxes or other fees, levies, charges or taxes (“Charges”) imposed on the payments hereunder shall be the sole responsibility of Ablecom and Supermicro is authorized to withhold such Charges from the payments to Ablecom as required by law. Ablecom hereby indemnifies and holds Supermicro harmless from liability for any such Charges collected from Supermicro as withholding agent. The payments paid or payable by Supermicro to Ablecom under this agreement covers includes any income tax, withholding tax, value-added tax, and other taxes, levies or charges imposed based on Taiwan laws on the payment (Taiwan tax charges).

12. Entire Agreement. The terms and conditions contained in this Agreement and all the Addenda hereto constitute the entire agreement between the parties with respect to the subject matter thereof and supersede all previous agreements and understandings, whether oral or written. No agreement or understanding varying or extending the terms and conditions of this Agreement will be binding upon either party unless in a written document which expressly refers to the affected agreement and which is signed by the party to be bound thereby. This Agreement may be executed in counterparts or on fax copies, each or which shall be deemed to be an original and shall constitute one agreement.

13. Assignment. Neither party may assign this Agreement without the prior written consent of the other party hereto except to an affiliated entity owning more than fifty percent (50%) interest in such party or to a person or entity into which it has merged or which has otherwise succeeded to all of the business and assets of assignor, and which has assumed in writing the assignor’s obligations under this Agreement.

14. Execution. Each individual executing this Agreement on behalf of a party warrants that he or she is authorized to execute this Agreement on behalf of such party and that this Agreement is binding on such party.

15. Governing Law. This Agreement shall be governed by and construed under the laws of the State of California, excluding its choice of law principles. The parties agreed to the jurisdiction to the courts of California.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the Effective Date by their duly authorized officers.

Ablecom:	Supermicro:

ABLECOM TECHNOLOGY INC.	SUPER MICRO COMPUTER, INC.
D4, 4F, No 16 Jian Ba Rd.	980 Rock Avenue San Jose, CA 95131
Chung-Ho City, Taipei	U.S.A.
Taiwan,R.O.C.

By:	By:
Name:	Name:
Its:	Its:

Addendum A

Product Description and Specifications

1. Product Name:

2. Product Description:

3. Product Specifications:

Comments and Notes

Addendum B

Costs of R&D Supplies, Overhead and Services

Super Micro Computer, Inc. agrees to pay for the research and development supplies, overhead costs and services. These costs shall be included in the Ablecom’s selling price. The cost of the research and development supplies shall be $             per unit and the costs of overhead and service shall be $             per unit, up to a maximum of             units.

Addendum C

[Name of Project]

I Pilot Run; Minimum Sales Volume; Tooling Charges Pilot Run. Within              days after the Effective Date, the parties will conduct a Pilot Run of the Product.

II. Minimum Sales Volume. Supermicro commits to sell a minimum quantity of units of the Product within              years of the completion of the Pilot Run.

III. Failure to Meet the Minimum Sales Volume

A. One-Time Payment. In the event that Supermicro does not meet the Minimum Sales Volume within the time period specified above, Supermicro may, at its election, make a one-time payment to Ablecom of $             (“One-Time Payment”).

B. Joint Ownership of Tooling. In the event that Supermicro does not meet the Minimum Sales Volume, and Supermicro does not elect to pay the One-Time Payment described above, then Supermicro will make the Tooling available to Ablecom on a joint ownership basis and Supermicro will use commercially reasonable efforts to assist Ablecom in obtaining joint ownership in such Tooling. Ablecom shall be allowed to sell the Product to other customers with such joint ownership right.

IV. Tooling Charges. A Tooling charge of $              per unit shall be amortized by Ablecom and paid for by Supermicro over this minimum quantity of              units.